UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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BROADVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Stockholder:

On behalf of BroadVision, Inc., I cordially invite you to attend the Annual Meeting of Stockholders, which will begin at 10:00 a.m. local time on Tuesday, June 5, 2007, at our headquarters located at 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California. At the meeting, stockholders will be asked:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To approve an amendment to the BroadVision, Inc. Employee Stock Purchase Plan to increase the total number of shares authorized for issuance under the plan.

3.	To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent auditors for the fiscal year ending December 31, 2007.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The accompanying Notice and Proxy Statement describes these proposals in detail.

Our directors and officers hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided whether or not you plan to attend the meeting. This will not limit your right to change your vote prior to or at the meeting.

We appreciate your interest in BroadVision. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

Very truly yours,
/s/  Pehong Chen
Dr. PEHONG CHEN
Chairman of the Board, President, Chief Executive Officer and Interim Chief Financial Officer

BROADVISION, INC.
1600 Seaport Boulevard
5th Floor, North Building
Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2007

TO THE STOCKHOLDERS OF BROADVISION, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BROADVISION, INC., a Delaware corporation, will be held on Tuesday, June 5, 2007, at 10:00 a.m. local time at our headquarters located at 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To approve an amendment to the BroadVision, Inc. Employee Stock Purchase Plan to increase the total number of shares authorized for issuance under the plan.

3.	To ratify the selection of Odenberg, Ullakko, Muranishi & Co. LLP as our independent auditors for the fiscal year ending December 31, 2007.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on April 19, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Sandra Adams
SANDRA ADAMS
Secretary and General Counsel
Redwood City, California
April 27, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

BROADVISION, INC.
1600 Seaport Boulevard
5th Floor, North Building
Redwood City, California 94063

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

April 25, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of BroadVision, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 5, 2007, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our headquarters located at 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California. We intend to mail this proxy statement and accompanying proxy card on or about April 27, 2007 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on April 19, 2007 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 19, 2007, we had outstanding and entitled to vote 107,376,887 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the meeting in person or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. (A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.) Abstentions and broker non-votes will be counted in determining whether a quorum is present. Abstentions will be counted towards the vote totals for all proposals and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote totals for any proposal.

If cumulative voting were applicable, stockholders would be entitled to cast a number of votes equal to the number of shares of stock held by the stockholder and to cast all those votes for a single nominee or to distribute them among two or more nominees. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option if so provided in a corporation's certificate of incorporation. Our current certificate of incorporation does not provide for cumulative voting rights.

Nevertheless, Section 708 of the California Corporations Code, currently applicable to us by virtue of Section 2115 of the California Corporations Code, may require that we permit cumulative voting. Under Section 2115, certain foreign corporations (i.e., corporations such as BroadVision that are not organized under California law) that are not listed on a recognized national securities exchange are placed in a special category if they have characteristics of ownership and operations that indicate significant contacts with California. The Delaware Supreme Court has held that Section 2115 does not apply to Delaware corporations. If followed by California courts, this would mean that the cumulative voting requirements and other sections of the California Corporations Code do not apply to us.

For purposes of the annual meeting, we intend to permit cumulative voting if a stockholder properly requests to cumulate votes. No stockholder, however, will be entitled to cumulate votes unless the name(s) of the candidate(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with our bylaws and a stockholder has given at least two days' written notice to the Secretary of BroadVision of an intention to cumulate votes prior to the voting. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this proxy statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this proxy statement.

VOTING PROCEDURES

Stockholders may either vote "For" all the nominees to the Board of Directors or may abstain from voting for any nominee specified. For each of the other matters to be voted on, stockholders may vote "For" or "Against" or abstain from voting.

Stockholder of Record: Shares Registered in the Stockholder's Name

Stockholders of record may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not stockholders plan to attend the meeting, we urge stockholders to vote by proxy to ensure each vote is counted. Stockholders may still attend the meeting and vote in person if they have already voted by proxy.

To vote in person, stockholders should attend the annual meeting and will receive a ballot when they arrive.

To vote using the proxy card, stockholders should simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If stockholders return the signed proxy card to us before the annual meeting, we will vote their shares as the stockholders direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If the stockholder is a beneficial owner of shares registered in the name of a broker, bank or other agent, the stockholder should have received a proxy card and voting instructions with these proxy materials from that organization rather than from BroadVision. To vote using the proxy card, the stockholder should simply complete and mail the proxy card. To vote in person at the Annual Meeting, the stockholder must obtain a valid proxy from the broker, bank or other agent. The stockholder should follow the instructions from the broker, bank or other agent included with these proxy materials, or contact the broker, bank or other agent to request a proxy form.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive office, 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is December 29, 2007. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of this year's Annual Meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

RESULTS OF VOTING

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

There are four nominees for the eight Board of Director positions presently authorized pursuant to our Bylaws. Proxies will not be voted for a greater number of persons than the four named nominees. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each of the nominees listed below is currently one of our directors and was previously elected by the stockholders. It is our policy to invite nominees for directors to attend the Annual Meeting. None of the current members of the Board of Directors attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

The names of the nominees and a brief biography for each of them are set forth below:

Name	Age	Principal Occupation/ Position Held With The Company
Pehong Chen	49	Chairman, President, Chief Executive Officer and Interim Chief Financial Officer
James D. Dixon	63	Formerly an executive with bankofamerica.com
Robert Lee	58	Formerly an executive with Pacific Bell
François Stieger	57	Chief Executive Officer, Intentional Software International Sarl

Pehong Chen has served as our Chairman of the Board, Chief Executive Officer and President since our incorporation in May 1993. Dr. Chen has served as Interim Chief Financial Officer since William Meyer's departure in June 2006.  From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, Inc., a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of, Gain Technology, Inc., a provider of multimedia applications development systems, which was acquired by Sybase, Inc. Dr. Chen currently serves on the board of directors of SINA.com. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.

James D. Dixon has served as one of our directors since January 2003. Prior to his retirement from Bank of America in January 2002, Mr. Dixon served as an executive with bankofamerica.com. From September 1998 to February 2000, Mr. Dixon was Group Executive and Chief Information Officer of Bank of America Technology & operations. From 1990 to 1998, before the merger of NationsBank Corporation and BankAmerica Corporation, Mr. Dixon was President of NationsBank Services, Inc. From 1986 to 1990, he also served as Chief Financial Officer for Citizens and Southern Bank/Sovran, a predecessor company to NationsBank. Mr. Dixon holds a B.A. from Florida State University, a J.D. from University of Florida School of Law, and he is a graduate of the executive M.B.A. program at Stanford University. Mr. Dixon also serves on the board of directors of CheckFree Corporation, a provider of financial electronic commerce services and products, and Rare Hospitality International, Inc., a restaurant operator and franchisor.

Robert Lee has served as one of our directors since August 2004. Mr. Lee was a corporate Executive Vice President and President of Business Communications Services at Pacific Bell, where he established two new subsidiaries: Pacific Bell Internet Services and Pacific Bell Network Integration. During his 26 year career at Pacific Bell, Mr. Lee managed groups in operations, sales and marketing. Mr. Lee served as Executive Vice President of Marketing and Sales from 1987 to 1992. Mr. Lee serves on the board of directors of web.com (formerly Interland), which provides web hosting for the small and medium business market, Blue Shield of California, which provides health insurance to members in California, and Corinthian Colleges, which operates as a post-secondary education company in North America. Mr. Lee holds a B.S. in Electrical Engineering from University of Southern California and an M.B.A. from University of California at Berkeley.

Francois Stieger has served as one of our directors since August 2006. Mr. Stieger leads Intentional Software's international group as CEO of Intentional Software International Sarl. He is also the President and a board member of Security Tech SA. Immediately prior to joining Intentional Software International, Mr. Stieger was senior vice president and general manager for Europe, Middle East and Africa for Verisign, the leading provider of critical infrastructure security services for the Internet and telecommunication markets. He held this post since April 2003, and was responsible for Verisign's business throughout that region. Prior to joining Verisign, Mr. Stieger was a partner of Amadeus Capital, a leading European venture capital firm based in London. In 1996, Mr. Stieger established BroadVision's European operations. Under his management through mid 2001, these operations grew to more than 400 employees and US$104 million annual revenues. He was also personally involved in BroadVision's very successful initial public offering on NASDAQ in June 1996, and its public offering on the Neuer Markt in Frankfurt in November 1999. On a larger scale from 1987-1992, as vice president Mr. Stieger established and managed operations of Oracle Corporation for southern and central Europe. Mr. Stieger is a graduate of the University of Strasbourg's Institute of Technology.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Although we voluntarily delisted from the Nasdaq Global Market ("Nasdaq"), formerly the Nasdaq National Market, as of March 8, 2006, we continue to abide by the corporate governance standards established by Nasdaq as a matter of sound business practices. We intend to apply for relisting on the Nasdaq National Market at such point in the future when we meet Nasdaq's initial listing requirements.

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with our company counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that three of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Chen, our Chairman, Chief Executive Officer, President, Interim Chief Financial Officer and largest stockholder, is not "independent" within the meaning of the applicable Nasdaq listing standards.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present, in conjunction with regularly scheduled Board meetings and otherwise as needed.

Code of Business Ethics and Conduct

We have adopted a Code of Business Ethics and Conduct (the "Code of Conduct") that applies to all of our directors, officers and employees. The text of the Code of Conduct is posted on our website at www.broadvision.com. If we make any substantive amendment to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate directly with the members of the Board, and stockholders are encouraged to do so. Stockholders interested in communicating with the directors may do so by addressing correspondence to a particular director, or to the Board generally, in our care at 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California 94063. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating Committee. Our personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2006, the Board met three times. During the fiscal year ended December 31, 2006, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. Copies of the charters of all three of the Board's standing committees are available on our website at www.broadvision.com. Each committee has authority to obtain advice and assistance from consultants and advisors, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of its committees meets the applicable rules and regulations regarding "independence" and that each member of its committees is free of any relationship that would interfere with his individual exercise of independent judgment with regard to us.

Below is a description of each of these committees.

The Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements.

The Audit Committee is presently composed of three non-employee directors: Messrs. Dixon (Chairman), Lee and Stieger. The Board has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board has determined that Mr. Dixon qualifies as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules. The Board made a qualitative assessment of Mr. Dixon's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for Citizens and Southern Bank/Sovran, a predecessor company to NationsBank.

The Audit Committee is also vested with oversight of corporate governance matters and, in that regard, makes determinations as to all aspects of our corporate governance functions on behalf of the Board and makes recommendations to the Board regarding corporate governance issues. The Audit Committee is responsible for periodically reviewing and assessing our governance principles to determine their adherence to the Code of Conduct, and recommending any changes deemed appropriate to the Board for its consideration.

In 2006, the Audit Committee met ten times. See "Report of the Audit Committee of the Board of Directors" below.

The Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. We also have a Non-Officer Option Committee, established in May 1997, which awards stock options to non-officer employees and consultants, not to exceed 100,000 shares per non-officer employee and consultant per fiscal year, at or after the hiring of such employee or consultant. The Compensation Committee is presently composed of two non-employee directors: Messrs. Dixon and Lee (Chairman). All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The sole member of the Non-Officer Option Committee is Dr. Chen. In 2006, the Compensation Committee met three times and acted once by unanimous written consent.

The Nominating Committee

The Nominating Committee makes determinations as to the individuals who are to be nominated for membership to the Board. The Nominating Committee has a long standing practice of considering any qualified director candidates that are recommended by our stockholders. Stockholders who wish to recommend a director candidate for consideration by the Nominating Committee may do so in writing to the Chairman of the Nominating Committee at the following address: BroadVision, Inc., 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California 94063.

If a stockholder wishes the Nominating Committee to consider a director candidate for nomination at our next annual meeting, then our Bylaws require that stockholder to send written notice of the recommendation no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year's annual meeting, which notice is otherwise in accordance with the requirements for stockholder nominations described in our Bylaws. Submissions must include the candidate's name and sufficient biographical information concerning the candidate, including age, five-year employment history with employer names and a description of the employers' businesses, whether such candidate can read and understand basic financial statements, and board memberships, if any. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominating Committee is presently composed of two non-employee directors: Messrs. Lee (Chairman) and Steiger. All members of our Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing requirements). In 2006, the Nominating Committee acted once by unanimous written consent.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the Company for the year ended December 31, 2006 (the "Audited Financial Statements") and management's assessment of the effectiveness of the Company's internal control over financial reporting. Management has the primary responsibility for the financial statements and the internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Odenberg, Ullakko, Muranishi & Co. LLP ("OUM"), the independent auditors, the Audited Financial Statements and the internal control over financial reporting. The Audit Committee has discussed with OUM the matters required to be discussed by Statement on Auditing Standards Nos. 114 (The Auditors Communication with those Charged with Governance) and 90 (Communication with Audit Committees). In addition, the Audit Committee has received from OUM the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee considered whether the rendering of non-audit services by OUM to the Company is compatible with maintaining the independence of OUM from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

James D. Dixon, Chairman
Robert Lee
François Stieger

* The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE

BROADVISION, INC. EMPLOYEE STOCK PURCHASE PLAN

Stockholders are hereby requested to approve an amendment to our Employee Stock Purchase Plan (the "Purchase Plan"), as amended, to add an additional 2,000,000 shares to the number of shares of Common Stock issuable under the Purchase Plan.

The purpose of the amendment is to ensure that we will have a sufficient reserve of Common Stock available under the Purchase Plan to provide our eligible employees (and the employees of any of our subsidiaries as designated by the Board to participate in the Purchase Plan) with the opportunity to purchase shares of Common Stock at periodic purchase dates through their accumulated payroll deductions.

The Board believes that the number of shares currently available for issuance under the Purchase Plan is insufficient to continue providing our employees with the opportunity to acquire a proprietary interest in us and thereby attract, motivate, and retain the best available talent suitable for our success.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the Purchase Plan are outlined below:

PURPOSE

The purpose of the Purchase Plan is to provide a means by which our employees (and any of our parent or subsidiary designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our Common Stock through payroll deductions, to assist us in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. All of our and our subsidiaries' approximately 169 employees, except Dr. Chen and the employees of our mainland Chinese subsidiary are eligible to participate in the Purchase Plan.

The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

The Board administers the Purchase Plan and has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted and the provisions of each offering of such rights (which need not be identical). The Board has the power to delegate administration of the Purchase Plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in itself the administration of the Purchase Plan.

STOCK SUBJECT TO PURCHASE PLAN

Prior to applying the increase that is the subject of this proposal, an aggregate of 615,789 shares of Common Stock is reserved for future issuance under the Purchase Plan, including shares resulting from an "evergreen" provision whereby, on the first day of our fiscal year, commencing on January 1, 2004 and ending on January 1, 2014, the aggregate number of shares of the Common Stock available for issuance under the Purchase Plan will be automatically increased by a number equal to the lesser of (a) 1.5% of the shares of Common Stock outstanding (rounded down to the nearest whole share) or (b) 800,000 shares of Common Stock. Notwithstanding the forgoing, the Board may act prior to the beginning of any fiscal year to increase the share reserve by a smaller number of shares of Common Stock than is otherwise provided for in the evergreen provision. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

OFFERINGS

The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The maximum duration for an offering under the Purchase Plan is 27 months. Currently, under the Purchase Plan, each offering is 12 months in duration.

ELIGIBILITY

Any person who is customarily employed at least 20 hours per week and five months per calendar year by us, or any designated one of our subsidiaries, on the first day of an offering is eligible to participate in that offering.

However, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all our or any of our subsidaries' classes of stock, including any stock which such employee may purchase under all outstanding rights and options. In addition, no employee may purchase more than $25,000 worth of stock, determined at the fair market value of the shares at the time such rights are granted, under all our employee stock purchase plans in any calendar year.

PARTICIPATION IN THE PLAN

Eligible employees become participants in the Purchase Plan by delivering to us, within the time specified in the offering, a participation agreement authorizing payroll deductions of up to the maximum percentage specified by the Board of such employee's earnings during the offering.

PURCHASE PRICE

The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering or (b) 85% of the fair market value of a share of Common Stock on the purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

The purchase price of the shares is accumulated by payroll deductions during an offering. A participant may reduce or increase his or her payroll deductions on the first day of any calendar quarter purchase period. A participant may also terminate his or her payroll deductions at any time during an offering. A participant may begin such payroll deductions after the beginning of any purchase period as provided for in an offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds.

PURCHASE OF STOCK

Upon execution of an agreement to participate in the Purchase Plan by an employee, shares of Common Stock are purchased on the employee's behalf under the Purchase Plan on each purchase date. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number specified in the Purchase Plan, the Board will make a pro rata allocation of available shares. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

WITHDRAWAL

A participant may withdraw from a given offering by terminating his or her payroll deductions and delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering except as provided by the Board in the offering.

Upon any employee withdrawal, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that particular offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock.

RESTRICTIONS ON TRANSFER

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the Purchase Plan or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), the Purchase Plan and outstanding rights thereunder will be appropriately adjusted as to the class and maximum number of shares subject to the Purchase Plan, and the class, number of shares and price per share of stock subject to such outstanding rights.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

In the event of a dissolution, liquidation, specified type of merger or stock acquisition of us, the surviving or acquiring corporation will assume the rights under the Purchase Plan or substitute similar rights, the rights will continue in full force and effect, or the participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the corporate event and the participants' rights under the ongoing offering terminated.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend, terminate or amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination without consent of the person to whom such rights were granted.

FEDERAL INCOME TAX INFORMATION

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006.

Equity Compensation Plan Information

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	6,944,144	12.66	3,327,093
Equity compensation plans not approved by security holders(2)	764,560	9.70	1,497,239
Total	7,708,704	12.36	4,824,332

(1)	Includes the following: Incentive Plan, Employee Stock Purchase Plan, 1993 Interleaf Stock Option Plan, 1994 Interleaf Employee Stock Option Plan and 2006 Equity Incentive Plan.

(2)
Includes the following: the 2000 Non-Officer Equity Incentive Plan (the "2000 Non-Officer Plan") and non-plan grants. For more information - see Notes 1 and 9 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Odenberg, Ullakko, Muranishi & Co. LLP ("OUM") as our independent auditors for the fiscal year ending December 31, 2007. The Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. OUM has audited our financial statements beginning with the fiscal year ended December 31, 2006. Representatives of OUM are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of OUM as our independent auditors is not required by our Bylaws or otherwise; however, the Board is submitting the selection of OUM to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of OUM. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following presents aggregate fees billed to us by OUM, our principal accountant for the year ended December 31, 2006, Stonefield Josephson, Inc., our principal accountant for the year ended December 31, 2005, and by BDO Seidman, LLP, our principal accountant for the year ended December 31, 2004. All fees described were approved by the Audit Committee.

Audit Fees. Audit fees billed were $1,304,000 and $801,000 for the years ended December 31, 2006 and 2005, respectively. The fees were for professional services rendered for the audits of our consolidated financial statements, reviews of the financial statements included in our quarterly reports, consultations on matters that arose during our audit and reviews of SEC registration statements.

Audit-Related Fees. No audit-related fees were billed in the years ended December 31, 2006 and December 31, 2005.

Tax Fees. Tax fees billed were $113,000 and $181,000 for the years ended December 31, 2006 and 2005, respectively. The tax fees were for professional services related to tax compliance, tax advice and tax planning.

All Other Fees. There were no other fees billed in the years ended December 31, 2006 and 2005, respectively.

The Audit Committee has determined that the rendering of certain services other than audit services by OUM is compatible with maintaining the principal accountant's independence.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The policy generally pre-approves specified services in the defined categories of audit services audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of our independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

CHANGE IN INDEPENDENT AUDITORS

On October 13, 2006, the Audit Committee of the Board approved the appointment of OUM as our independent auditors to audit our financial statements for the fiscal year ending December 31, 2006 in place of Stonefield Josephson, Inc. ("Stonefield"). The decision to change independent auditors was authorized by our Board of Directors.

We advised Stonefield of its dismissal on October 14, 2006. The report of Stonefield on our consolidated financial statements for the year ended December 31, 2005 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2005 and through October 14, 2006, there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stonefield, would have caused it to make reference thereto in its report on the financial statements for such periods, except as follows. During the course of the preparation of our financial statements for the year ended December 31, 2005, there were two disagreements between Stonefield and our management, both of which were resolved to Stonefield's satisfaction prior to the issuance of the financial statements. These two matters concerned the appropriate accounting for (i) the embedded derivatives related to the convertible debt arrangements we entered into in November 2004 and (ii) the transactions we effected pursuant to the Debt Conversion Agreement we entered into in December 2005. The Audit Committee subsequently discussed these matters with Stonefield and our management and was satisfied with the resolution of the matters.

On October 16, 2006, we engaged OUM as our new independent accountants. Prior to the engagement of OUM, including the two most recent fiscal years through October 16, 2006, neither we nor anyone acting on our behalf consulted with OUM regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that OUM concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholder

From March 8, 2006 through November 28, 2006, Dr. Pehong Chen, directly and through entities controlled by him, held a majority of the voting power of our outstanding stock. As of March 23, 2007, Dr. Chen beneficially owned approximately 39% of our common stock. As a result, Dr. Chen has the ability to exert significant control over the election of members of the Board of Directors and all other matters submitted to a vote of our stockholders.

Beneficial Ownership of BroadVision Common Stock

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2007 by: (a) each current director and each nominee for director; (b) each of the executive officers named in the Summary Compensation Table; (c) all of our current executive officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares(#)	Percent of Total(%)
Pehong Chen (2)	42,079,389	39.49%
James D. Dixon (3)	96,000	*
Robert Lee (4)	85,039	*
Francois Stieger (5)	20,000	*
Honu Holdings, LLC (2) 1600 Seaport Blvd., North Bldg., 5th Floor, Redwood City, CA 94063	34,500,000	32.37%
Palo Alto Investors LLC (6) 470 University Avenue Palo Alto, CA 94301	14,154,759	13.28%
Palo Alto Investors (6) 470 University Avenue Palo Alto, CA 94301	14,154,759	13.28%
William Leland Edwards (6) 470 University Avenue Palo Alto, CA 94301	14,154,870	13.28%
Palo Alto Fund II, L.P. (6) 470 University Avenue Palo Alto, CA 94301	6,834,659	6.41%
Micro Cap Partners, L.P. (6) 470 University Avenue Palo Alto, CA 94301	6,355,600	5.96%
William Meyer (7)	15,061	*
All Current Directors and Executive Officers as a group (4 persons)(8)	42,280,428	39.69%

*Less than one percent

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 106,566,567 shares outstanding on February 28, 2007, adjusted as required by rules promulgated by the SEC. Our directors and executive officers can be reached at BroadVision, Inc., 1600 Seaport Blvd., 5th Floor, North Bldg., Redwood City, California 94063.

(2)
Includes 5,874,985 shares held in trust by Dr. Chen and his wife for their benefit and 1,704,444 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2007. Also includes 34,500,000 shares held by Honu Holdings, LLC, of which Dr. Chen is the sole member. Excludes 1,145,387 shares of common stock held in trust by independent trustees for the benefit of Dr. Chen's children.

(3)	Includes 60,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2007.

(4)
Includes 60,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2007. Also includes 1,039 shares held in trust by Mr. Lee and his wife for their benefit.

(5)	Includes 20,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2007.

(6)
Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007, Palo Alto Investors, LLC, Palo Alto Investors and William Leland Edwards have shared voting and disposition power with respect to 14,159,759 shares of common stock (the "PAI Shares"), and Mr. Edwards has sole voting and disposition power with respect to an additional 111 shares of common stock. Palo Alto Fund II, L.P. has shared voting and disposition power with respect to 6,834,659 of the PAI Shares and Micro Cap Partners, L.P. shared voting and disposition power with respect to 6,355,600 of the PAI Shares.

(7)	Mr. Meyer was our Chief Financial Officer until his resignation on June 6, 2006.

(8)	Includes the information contained in the notes above, as applicable, for our directors and executive officers as of February 28, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than the late filing of one Form 4 for each of Messrs. Dixon, Lee and Nevens and a Form 3 and a Form 4 for Mr. Stieger, each covering one transaction.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Philosophy

Our compensation policies are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. In allocating total compensation between cash compensation and equity compensation, the compensation committee focuses on creating incentives geared to both short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our officers should reflect their success as individual and as a management team, in attaining key operating objectives, such as growth of revenues, growth of operating earnings and earnings per share and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of the officers in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs. In setting our officers' compensation, we intend to be competitive with other similarly situated companies in our industry.

Overview of Compensation and Process

Elements of compensation for our executives include: salary, incentive bonus, stock option awards, health, disability and life insurance, and perquisites. Base salaries are set for our officers annually by our compensation committee. At the same time, our compensation committee also approves and adopts an incentive bonus plan for the new year and typically grants stock option awards to our officers and certain other eligible employees.

As part of its annual review of officer compensation, our compensation committee takes into account each officer's total compensation package from prior years, as well as information contained in market surveys. Typically, the chief executive officer makes compensation recommendations to the compensation committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The chairman of the compensation committee then makes compensation recommendations to the compensation committee with respect to the chief executive officer, who is absent from that meeting. The compensation committee may accept or adjust such recommendations and also makes the sole determination of the chief executive officer's compensation.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of our compensation committee. The following are factors that the compensation committee may take into account in determining the various components of our officers' total compensation package:

●	Performance against corporate and individual objectives for the previous year;
●	Difficulty of achieving desired results in the coming year;
●	Value of their unique skills and capabilities to support the long-term performance of the company;
●	Performance of their management responsibilities;
●	Responsibility and authority of each position relative to other positions within the company; and
●	Contributions as a member of the senior management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain the right personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis and in the form of profit-sharing compensation to reward superior performance against specific short-term goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. As we continue to focus on executing our turnaround plan in 2007 and introduce new products and services to the marketplace, we want our executives that are leading these initiatives to have strong incentives to see that these initiatives succeed. At the same time, we want our executives to be appropriately rewarded if these initiatives do succeed. As a result, we believe that equity compensation will be a significant component of total compensation for our key employees.

Compensation Consultant

In 2006 we utilized the services of a compensation consulting company during the year. We had a contract with the Radford Group of AON Consulting Inc. for the first six months of 2006. The Radford Group provided us with their Radford Benchmark Survey, the Radford Executive Survey, the Radford Sales Survey and the Radford International Survey. All these surveys were used to ascertain the reasonableness of amounts and types of compensation paid to our employees and executives. The Radford Group was paid $14,700 for their services.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total
Pehong Chen, CEO and CFO	2006	$350,000	$-	$-	$-	$37,092	$10,904	$16,852	$414,848
William E. Meyer, CFO (1)	2006	$108,441	$22,500	$-	$38,496	$-	$4,773	$2,823	$177,033

(1) Mr. Meyer was our Chief Financial Officer until his resignation on June 6, 2006. Upon Mr. Meyer's resignation, Dr. Chen assumed the duties of the Chief Financial Officer effective June 2, 2006. Total in Salary column includes $15,826 that we paid to Mr. Meyer for accrued vacation time upon his termination.
(2) Stock option values calculated using the Black-Scholes model under the rules of SFAS 123R, as discussed in the Stock Compensation section of this report.
(3) Consists of payment under our Employee Profit Sharing Plan (EPSP). See table below for details.
(4) Consists of company contribution for health insurance coverage. See table below for details.

Employee Profit Sharing Plan (EPSP) - NON-EQUITY INCENTIVE PLAN COMPENSATION

	Year	Paid in 2006	Deferred	TOTAL
Pehong Chen, CEO and CFO	2006	$37,092	$26,976	$64,068
William E. Meyer, CFO		Not with the company at time of payouts

Total		$37,092	$26,976	$64,068

Company Contributions for Health Coverage - ALL OTHER COMPENSATION

	Year	Health	Dental	Vision	STD	LTD	Life Ins	EE Assist	TOTAL
Pehong Chen, CEO and CFO	2006	$13,352	$1,831	$302	$359	$450	$540	$19	$16,852
William E. Meyer, CFO	2006	$1,863	$248	$57	$180	$225	$242	$9	$2,823

Base Salary

It is the goal of our compensation committee to establish salary compensation for our executive officers based on our operating performance relative to comparable software and computer peer companies over a three to five year period. In setting base salaries for fiscal 2006, we reviewed the Radford studies and recommendations with respect to the salary compensation of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer group. It is not our policy to pay our CEO at the highest level relative to his peers but rather to set his compensation on a basis relative to the other members of our senior management team and CEO's of other similar technology companies. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below. Our compensation committee does not presently intend to increase the salaries of any of our officers in 2007.

Employee Profit Sharing Plan

Our 2006 Employee Profit Sharing Plan (EPSP) is designed to reward both executives and employees alike for the achievement of shorter-term financial goals, principally achievement of certain levels of Earnings Before Interest Taxes Depreciation and Amortization, also known as EBITDA. It is our general philosophy that employees be rewarded for their performance as a team in the attainment of these goals. We believe that this is important to aligning our executive and employees toward promoting and rewarding teamwork among them. Although each executive officer is eligible to receive an award under the EPSP, the granting of the awards to any individual or the officers as a group is entirely at the discretion of our compensation committee. The compensation committee may choose to award the bonus or not, and decide on the actual level of the award in light of all relevant factors after completion of the year.

At the beginning of 2006, our compensation committee adopted the 2006 EPSP. Under the terms of the 2006 EPSP:

●	Payouts are made quarterly, on the first regularly scheduled pay date after the announcement of quarterly earnings, or on such other date as deemed appropriate by management;
●
Eligible persons are active, full-time, or more than 50% part-time employees who maintain a satisfactory standing during the entirety of each quarter and who remain an employee at the time of each quarterly payout;

●
Commission-based employees (those with a sales commission plan) have a portion of their variable compensation tied to company performance, funded under this EPSP award pool, with payouts ahead of non-commissioned employees;

●	Payouts to non-commissioned employees are targeted at a certain percentage of each individual's base salary, set and/or adjusted with management discretion;
●	All amounts earned but not paid under the plan (reductions from any "merit factor", resignations with positive profit-sharing accruals, etc.) are eliminated, going back into company earnings;
●	The award pool is allocated as follows:

EBITDA < 10% = No payouts are made (0%)

EBITDA of 11-20% = Payouts are 11-20% (percent for percent)

EBITDA > 20% = 20% maximum

In March 2007, our Board approved the 2007 EPSP, which has terms that are similar to the 2006 EPSP. Under the 2007 EPSP, allocation of the award pool will be determined as a percentage of profits. After the close of each quarter, our management, in its sole discretion, will set the percentage for the corresponding quarter. Payouts will be subject to adjustment by our management and our Chief Executive Officer will have the ability to make the final determination of all profitability payments.

Profit-Sharing Awards

In its discretion our compensation committee decided to award bonuses for fiscal 2006 based upon our achievement of EBITDA performance goals and management discretion, because the actual 2006 results considerably exceeded expectations.

Stock Option and Equity Incentive Programs

We intend for our stock option award program to be the primary vehicle for offering long-term incentives and rewarding our officers and other key employees. We regard this as a key retention tool. Because of the relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating our executive officers to manage our company in a manner that is consistent with the interests of our stockholders.

Stock Options Granted

We grant stock options under our 2006 Equity Incentive Plan to our officers and other key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of awards to individual executives or employees. In 2006 we granted stock options to purchase 3,880,000 shares of stock representing approximately 11.3% of the outstanding shares of our common stock on December 31, 2005 on a fully diluted basis. Of this amount, options to acquire an aggregate of 120,000 shares were issued to our named executive officers. During year 2006, a total of 64 employees and 7 officers received stock option awards.

Timing of Grants

Stock option awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. The exercise price of all stock options is set at the last reported sale price of our common stock on the grant date.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage other than COBRA, or similar benefits for our executives or employees.

The perquisites we provided in fiscal 2006 are as follows: All employees are eligible to participate in the 401(k) retirement plan if they so choose. We do not match any funds contributed by employees. Our health and insurance plans are the same for all employees. In general, and depending upon the employee's choice, our employees pay 20% of the health premium due. We do not provide other perquisites such as country club memberships, jet aircraft, limousine service, estate or financial planning services, etc.

GRANTS OF PLAN BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Options Awards:	Exercise or Base
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock	Number of Securities Underlying Options	Price of Option Awards ($/Sh)
Pehong Chen - Note 1		$-	$26,976	$26,976	$-	$-	$-	-	-	$-
William E. Meyer		$-	$-	$-	$-	$-	$-	-	-	$-

(1) Future firm payouts under the 2006 Employee Profit Sharing Plan (EPSP).

The compensation committee granted stock options to the officers on the same date on which they granted stock awards to our other employees. In keeping with our standard policy and practice, the exercise price of the stock options that were awarded was $0.57 per share, the last sale price of our common stock on the date of grant, as quoted on the Pink Sheets. The terms of the options provide for vesting in three equal annual installments commencing one year from the date of grant and prorated thereafter until fully vested. The options have a life of 10 years.

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pehong Chen	493,108	-	-	$60.00	6/23/2009	-	$-	-	$-
	6,892	-	-	$60.00	6/23/2009	-	$-	-	$-
	500,000	-	-	$66.51	5/25/2011	-	$-	-	$-
	4,444	-	-	$35.01	11/27/2011	-	$-	-	$-
	55,555	-	-	$18.63	2/19/2012	-	$-	-	$-
	644,445	-	-	$2.16	10/30/2012	-	$-	-	$-
William E. Meyer	-	-	-	$-	NA	-	$-	-	$-

(1) We do not issue stock options in any direct formulaic performance based plan.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Pehong Chen	-	$-	-	$-
William E. Meyer	10,000	$1,030	-	$-

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. All employees, including our executives, are eligible to participate in our 401(k) contributory defined contribution plan. We do not make any contribution to or make any matching contribution to the 401(k).

PENSION BENEFITS
Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payment During Last Year ($)
Pehong Chen	N/A	-	$-	$-
William E. Meyer	N/A	-	$-	$-

Nonqualified Deferred Compensation

We provide a 401(k) nonqualified defined contribution plan for all employees. We do not match any employee contributions. Amounts shown below are totally from the named executives. Our Plan is administered by Fidelity Investments and brokered by the NWK Group.

NONQUALIFIED DEFERRED COMPENSATION
Name and Principal Position	Executive Contributions in Last Year ($)	Registrant Contributions in Last Year ($)	Aggregate Earnings in Last Year ($)	Aggregate Withdrawls / Distributions ($)	Aggregate Balance at Last Year-End ($)
Pehong Chen	$-	$-	$10,904	$-	$88,791
William E. Meyer	$9,407	$-	$4,773	$-	$56,155

Other Post-Employment Payments

All of our employees, including our officers, are employees-at-will and as such do not have employment contracts with us, except in the case of one officer of our EMEA foreign subsidiaries. We also do not provide post-employment health coverage or other benefits, except in connection with the severance plan which is described below under "Retention Agreements".

Retention Agreements

We do not have individual retention agreements with any employee. However we do have a Change of Control Severance Benefit Plan for Involuntary Severance from the Company. The Severance Benefit Plan generally provides that the named executive officers will receive severance benefits if their employment is involuntarily terminated within one month before or 24 months following a change of control of the Company. There are four "Levels" with all participants in a certain Level being eligible for severance benefits. Our CEO, Pehong Chen, is the only member in Level 1, while two of the named officers are in Level 2, and one is in Level 3. Generally the Levels provide for cash payments of 50-100% of Base Pay, plus continuation of benefits for 6-12 months, outplacement services for 6-12 months, and acceleration of unvested stock options depending upon the length of service with the company ranging from 12.5% to 100% vesting. None of these benefits apply if the named officer retires or voluntarily resigns.

POTENTIAL PAYMENTS UNDER RETENTION AGREEMENTS

The table below describes the amounts of current and future compensation benefits that the named executive officers would receive under various change of control or termination scenarios as of December 31, 2006. Under our 2006 benefit plan the benefits are the same for a voluntary termination, early retirement, or normal retirement on December 31, 2006. Our Change of Control Plan, in the context of an Involuntary For Good Reason Termination, only provides for benefits intended to compensate management for lost wages and longer term health and displacement benefits. There are certain graduated levels of benefits for the executives depending upon their responsibility levels and seniority with the company. Under the Involuntary Not For Cause Termination scenario the benefits are reduced, while a For Cause Termination would result in little or no benefits beyond those earned up to the termination date, assumed for purposes of this table to be midnight December 31, 2006. This means the For Cause terminated employee would be entitled to only shares and stock options vested, profit sharing and accrued vacation earned through December 31, 2006 and no further compensation. In the case of disability on December 31, 2006, the employee would be entitled to the additional benefits of long-term disability insurance payouts for up to one year. In the case of death on December 31, 2006, the benefit additional to the employee would include the present value of all life insurance proceeds until normal retirement age of 65.

TERMINATION OR CHANGE OF CONTROL
Executive Benefits and Payments Upon Separation		Voluntary Termination on 12/31/06 ($)	Early Retirement on 12/31/06 ($)	Normal Retirement on 12/31/06 ($)	Involuntary Not For Cause Termination on 12/31/06 ($)	For Cause Termination on 12/31/06 ($)	Involuntary For Good Reason Termination (Change in Control) on 12/31/06 ($)	Disability on 12/31/06 ($)	Death on 12/31/06 ($)
Pehong Chen
Compensation:
	Short-Term Incentive Compensation	$37,092	$37,092	$37,092	$37,092	$37,092	$37,092	$37,092	$37,092
	Stock Options	$-	$-	$-	$-	$-	$-	$-	$-

Benefits & Perquisites:
	Deferred Compensation Program	$88,791	$88,791	$88,791	$88,791	$88,791	$88,791	$88,791	$88,791
	Health & Welfare Benefits	$1,404	$1,404	$1,404	$1,404	$1,404	$1,404	$1,404	$1,404
	Disablilty Income	$-	$-	$-	$-	$-	$-	$1,198,244	$-
	Life Insurance Benefits	$-	$-	$-	$-	$-	$-	$-	$500,000
	Cash Severance	$-	$-	$-	$343,419	$-	$415,943	$-	$-
	Accrued Vacation Pay	$2,692	$2,692	$2,692	$2,692	$2,692	$2,692	$2,692	$2,692

Mr. Meyer had departed prior to December 31, 2006, and as a result was not entitled to any compensation upon his termination or a change of control effective as of December 31, 2006.

Disability Income:

Assumes Present Value of all Future Benefits Until Normal Retirement Age

		Years to Age	Discount Rate	Present Value
Name	Age on 12/31/06	65	6.5%	of the Annuity

Pehong Chen	49	16	6.5%	$1,198,244
William E. Meyer				$-

Severance Benefit Plan

On March 26, 2007, our Board approved the Severance Benefit Plan (the "Plan") for certain of our eligible employees. The Plan provides for the payment of certain benefits to employees if (i) the employee has been continuously employed for a period of one year or more; (ii) if we terminate the employee's employment pursuant to (a) an Involuntary Termination Without Cause or (b) Constructive Termination within one month prior to or 24 months following a Change of Control; and (iii) we notify the employee in writing that he or she is eligible for participation in the Plan. Such notification will include details of the level(s) of participation applicable to the Eligible Employee. We in our sole discretion, will make determinations as to whether employees are "Eligible Employees." We have made no such determinations to date. Undefined capitalized terms in this description are defined in the Plan. The Plan is meant to replace all prior arrangements and plans we previously have maintained, other than local plans for specific subsidiaries or countries.

The Plan provides for the following benefits:

No change of control

Designated Eligible Employees involuntarily terminated without cause shall receive a cash severance benefit (in addition to certain other benefits as detailed in the Plan) in accordance with our then-current payroll practices as follows:

EMPLOYEE DESIGNATION	BASE	ACCRUAL/YR	MAXIMUM
CEO	6.00 Mo.	1.00 Mo/Yr.	12.00 Mo.
EVP	3.00 Mo.	0.50 Mo/Yr.	6.00 Mo.
SVP	2.00 Mo.	0.50 Mo/Yr.	5.00 Mo.
VP	1.00 Mo.	0.50 Mo/Yr.	4.00 Mo.
Director	0.50 Mo.	0.42 Mo./Yr.	3.00 Mo.
Manager	0.50 Mo.	0.25 Mo./Yr.	2.00 Mo.
Employee	0.50 Mo.	0.08 Mo./Yr.	1.00 Mo.

Change of control

There are three categories of Eligible Employees covered in a Change of Control situation: Level I, Level II and Level III as hereinafter defined. Level I Eligible Employees are defined as those Company Executive Officers designated by the Compensation Committee as Level I Eligible Employees. Level II Eligible Employees are defined as those Non-Executive Company Officers who report directly to the CEO and who are designated by the CEO as Level II Eligible Employees. Level III Eligible Employees are defined as those Non-Executive Company Officers and Department Managers who report either directly to the CEO or to Level II Eligible Employees and who are designated by the CEO as Level III Eligible Employees.

Designated Eligible Employees terminated shall receive a cash severance benefit (in addition to certain other benefits as detailed in the Plan) in accordance with our then-current payroll practices as follows:

EMPLOYEE LEVEL	BASE (NUMBER OF MO. BASE SALARY AFTER 1 YEAR TENURE)	ACCELERATOR (NUMBER OF MO. BASE SALARY ACCRUED PER EACH YR. OF ADDITIONAL TENURE)	MAXIMUM YEARS TENURE ACCELERATOR APPLIED	MAXIMUM MONTHS BASE SALARY ACCRUAL ALLOWED
Level I	9	1.25	12	24
Level II	6	1.00	9	15
Level III	3	0.75	8	9

The vesting and exercisability of unvested stock options held by an Eligible Employee that are outstanding as of the Eligible Employee's termination date, beginning with the earliest unvested installments, shall be accelerated according to the following chart:

EMPLOYEE LEVEL	BASE (PERCENTAGE OF UNVESTED STOCK OPTIONS ACCELERATED AFTER 1 YEAR TENURE)	ACCELERATOR (PERCENTAGE OF UNVESTED STOCK OPTIONS ACCELERATED PER EACH YR. OF ADDITIONAL TENURE)	MAXIMUM (TOTAL % OF UNVESTED STOCK OPTIONS ALLOWED TO BE ACCELERATED)
Level I	30%	7.8%	100%
Level II	25%	6.1%	80%
Level III	20%	4.4%	60%

DIRECTOR COMPENSATION
Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Pehong Chen, CEO and CFO	$-	$-	$-	$-	$-	$-	$-
Robert Lee, Director and Chairman of Compensation Committee	$-	$13,680.00	$-	$-	$-	$-	$13,680.00
James Dixon, Director and Chairman of Audit Committee	$-	$13,680.00	$-	$-	$-	$-	$13,680.00
David Anderson, Director (1)	$-	$13,680.00	$-	$-	$-	$-	$13,680.00
Roderick McGeary, Director (1)	$-	$13,680.00	$-	$-	$-	$-	$13,680.00
Michael Thomas Nevens, Director (1)	$-	$27,360.00	$-	$-	$-	$-	$27,360.00
Francios Stieger, Director (2)	$-	$-	$12,200.00	$-	$-	$-	$12,200.00

(1) David Anderson, Roderick McGeary, Michael Thomas Nevens ceased serving on our Board of Directors as of August 8, 2006.
(2) Francois Stieger joined our Board of Directors as of August 8, 2006.

Overview of Director Compensation and Procedures

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including the Radford Surveys. Other data sources used in our analysis included:

●	Publicly available data describing director compensation in peer companies;
●	Survey data collected by our human resources department; and
●	Information obtained directly from other companies.

We compensate non-employee members of the board through stock options. We do not pay our non-employee directors any cash remuneration other than reimbursement of travel expenses and deminimus items.

One new director, Mr. Stieger, joined our board in 2006 and was awarded an option exercisable for 20,000 shares, which vests quarterly in four equal installments. At December 31, 2006, 10,000 shares had vested. The exercise price of the option is equal to the fair market value of our common stock on the date of grant.

Our CEO, Dr. Chen, is the only employee director, and he does not receive cash or equity compensation for service on the board in addition to compensation payable for his service as our employee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company's Annual Report on Form 10-K for 2006. This report is provided by the following independent directors, who comprise the committee:

James Dixon, Compensation Committee Chair
Robert Lee, Compensation Committee Member

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds or exceeded $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than as described below. It is our policy that future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee or other committee comprised of independent, disinterested directors.

On November 18, 2005, Honu Holdings LLC, a company controlled by our Chief Executive Officer and largest stockholder, Dr. Pehong Chen, acquired all of our outstanding Senior Subordinated Convertible Notes, including accrued interest. The Notes represented approximately $15.5 million in debt obligations as of December 20, 2005. In order to relieve BroadVision from the liquidity challenges presented by the Notes, Dr. Chen agreed to cancel all amounts owed under the Notes in exchange for 34,500,000 shares of BroadVision common stock at an effective price per share of $0.45, representing a 25% discount to the December 20, 2005 closing price of BroadVision common stock of $0.60 per share. On March 8, 2006, we issued 34,500,000 new shares of common stock to Honu Holdings that, as of January 31, 2007, represents approximately 32% of our total outstanding common stock.

Dr. Chen committed to provide, upon our request at any time through December 31, 2006, up to $5 million of working capital support through cash, debt guarantees or a combination thereof on mutually satisfactory terms.

In 2006, we executed a consulting agreement with Professional Poker League Inc. in which Dr. Chen is a passive owner and convertible note holder. The total contract value is $365,000. We received payment for the entire contract in the third quarter of 2006. The contract was completed in the fourth quarter of 2006. We incurred $99,000 in costs and expenses relating to this contract.

Director and Officer Indemnification

Our revised and restated certificate of incorporation contains provisions limiting the liability of directors. In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.

We have entered into indemnity agreements with certain officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for in such agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party be reason of his or her position as a director, officer or other agent of BroadVision, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received a broker notice that it will be "householding" communications to that stockholder's address, "householding" will continue until the stockholder is notified otherwise or until consent is revoked. If, at any time, the stockholder no longer wishes to participate in "householding" and would prefer to receive a separate proxy statement and annual report, that stockholder should notify the broker or direct a written request to: Corporate Secretary, BroadVision, Inc., 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California 94063 or contact Investor Relations at (650) 331-1000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Sandra Adams
Secretary and General Counsel

April 25, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, BroadVision, Inc., 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California 94063.

BROADVISION, INC.

ྑ Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

A. Election of Directors.

1.	To elect directors to serve for the ensuing year and until their successors are elected. The Board of Directors recommends a vote FOR the following nominees:

For Withhold For Withhold

01-Pehong Chen ☐ ☐  03-Robert Lee ☐ ☐

02- James D. Dixon ☐ ☐ 04-Francois Stieger ☐ ☐

B. Proposals.

The Board of Directors recommends a vote FOR the following proposals:

2.	To approve the amendment to the BroadVision, Inc. Employee Stock Purchase Plan.	For ☐	Against ☐	Abstain ☐
3.	To ratify the selection by the Audit Committee of the Board of Directors of Odenberg, Ullakko, Muranishi & Co. LLP as our independent auditors for our fiscal year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐

C. Authorized Signatures-Sign Here-This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1--Please keep signature within the box	Date (mm/dd/yyyy)

PROXY--BROADVISION, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2007

The undersigned hereby appoints Pehong Chen as attorney and proxy of the undersigned, with full power of substitution, to vote all of the shares of stock of BroadVision, Inc., a Delaware corporation (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 1600 Seaport Boulevard, 5th Floor, North Building, Redwood City, California on Tuesday, June 5, 2007, at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND A VOTE FOR PROPOSALS 2 AND 3.